 KATY NEWS
FOR IMMEDIATE RELEASE

KATY INDUSTRIES, INC.
REPORTS 2010 FOURTH QUARTER RESULTS

BRIDGETON, MO – March 30, 2011 – Katy Industries, Inc. (OTC BB: KATY) today reported a net loss in the fourth quarter of 2010 of $2.8 million, or $0.36 per share, versus a net loss of $2.3 million, or $0.30 per share, in the fourth quarter of 2009.  Operating loss was $2.2 million, or 7.1% of net sales, in the fourth quarter of 2010, compared to $2.7 million, or 8.8% of net sales, in the same period in 2009.

Financial highlights for the fourth quarter of 2010, as compared to the same period in the prior year, included:

•	Net sales increased slightly from $30.8 million for the three months ended December 31, 2009 to $30.9 million for the three months ended December 31, 2010.

•
Gross margin was 7.7% in the fourth quarter of 2010, a decrease from 11.8% in the fourth quarter of 2009.  The decrease was primarily a result of higher prices on both resin and latex binders, as well as inefficiencies resulting from the relocation of the Wilen operation from Atlanta, Georgia to Bridgeton, Missouri.

•
Selling, general and administrative expenses were $1.8 million lower in the fourth quarter of 2010 than in the fourth quarter of 2009.  The decrease was primarily due to prior year expenses associated with the transition and hiring of executive level personnel, a decrease in self-insurance and environmental accruals, a decrease in stock-based compensation expense, and a decrease in management bonus accruals.

•
During the fourth quarter of 2010, Katy reported expense from severance, restructuring and related charges of $0.3 million associated with the Company’s initiative to close our Wilen facility in Atlanta, Georgia and relocate the manufacturing and distribution functions to Bridgeton, Missouri.  During the fourth quarter of 2009, Katy reported severance, restructuring and related charges of $0.1 million resulting from changes in the estimates of future expenses for our non-cancelable lease liability, as well as a $0.1 million impairment charge related to fixed assets at our Gemtex business unit.

•
Other loss during the fourth quarter of 2010 consists of a reserve adjustment for a non-trade receivable.  Other income during the fourth quarter of 2009 primarily consists of $0.4 million in proceeds from an insurance claim and $0.1 million in proceeds from the sale of property from one of our non-operating subsidiaries.

Katy also reported a net loss for the year ended December 31, 2010 of $5.1 million, or $0.64 per share, versus a net loss of $6.1 million, or $0.77 per share, for the year ended December 31, 2009.  Operating loss in accordance with GAAP was $6.2 million, or 4.4% of net sales, for both of the years ended December 31, 2010 and 2009.  Excluding the non-cash impact of an adjustment to our LIFO reserves in both periods, operating loss would have been $5.8 million for the year ended December 31, 2010, versus an operating loss of $7.0 million for the same period of 2009.

Financial highlights for the year ended December 31, 2010, as compared to the year ended December 31, 2009, included:

•	Net sales decreased slightly from $141.2 million for the year ended December 31, 2009 to $141.0 million for the year ended December 31, 2010.

•
Gross margin was 11.1% for the year ended December 31, 2010, versus 14.2% for the same period in 2009.  Gross margin was impacted by an unfavorable variance in our LIFO adjustment of $1.1 million resulting from an increase in resin prices.  Excluding the LIFO adjustment, gross margin would have decreased 2.2 percentage points from the prior year.  The decrease was primarily a result of higher prices on both resin and latex binders, as well as inefficiencies resulting from the relocation of the Wilen operation from Atlanta, Georgia to Bridgeton, Missouri.

•
Selling, general and administrative expenses were $5.1 million lower for the year ended December 31, 2010 than for the same period in 2009.  The decrease was primarily due to prior year expenses associated with the transition and hiring of executive level personnel, a decrease in self-insurance accruals, a decrease in stock-based compensation expense, and a decrease in management bonus accruals.

•
For the year ended December 31, 2010, Katy reported expense from severance, restructuring and related charges of $1.3 million associated with the Company’s initiative to close our Wilen facility in Atlanta, Georgia and relocate the manufacturing and distribution functions to Bridgeton, Missouri.  Katy also reported a gain on the sale of assets of $0.2 million.  For the year ended December 31, 2009, Katy reported severance, restructuring and related charges of $0.1 million resulting from changes in the estimates of future expenses for our non-cancelable lease liability, a $0.1 million impairment charge related to fixed assets at our Gemtex business unit, and a loss on sale or disposal of assets of $0.1 million.

•
Other income during the year ended December 31, 2010 primarily consists of a $2.1 million gain recognized from a settlement of an existing obligation due to Pentland USA, Inc. (“Pentland”).  Other income during the year ended December 31, 2009 primarily consists of $0.4 million in proceeds from an insurance claim and $0.1 million in proceeds from the sale of property from one of our non-operating subsidiaries.

Debt at December 31, 2010 was $22.9 million (72% of total capitalization), versus $15.8 million (54% of total capitalization) at December 31, 2009.  During the second quarter of 2010, the Company entered into a $33.2 million credit facility with PNC Bank, National Association (“PNC Bank”).  The proceeds of the credit facility were used to repay the previous credit facility with Bank of America and pay fees and expenses associated with the negotiation and consummation of the new credit facility.  Debt levels increased during the year ended December 31, 2010 as a result of the refinancing with PNC Bank and the payments to Pentland in the amount of $2.0 million.

Operations used $6.2 million of free cash flow during the year ended December 31, 2010 compared to generating $3.1 million during the year ended December 31, 2009.  The current year cash usage was a result of an increase in accounts receivable due to higher gross sales from December 2009 to December 2010 and decreases in accrued expenses and other liabilities as a result of the settlement of an existing obligation due to Pentland, as well as a decrease in casualty insurance, pension and bonus reserves, partially offset by an increase in accounts payable due to improved payment terms with certain vendors and the timing of resin purchases.  Free cash flow, a non-GAAP financial measure, is discussed further below.

“During the fourth quarter we were able to deliver improvements in operating performance despite continued economic softness and rising commodity costs,” stated David J. Feldman, Katy's President and Chief Executive Officer.  “We remain optimistic that our performance will continue to improve as the overall economy recovers.”

Non-GAAP Financial Measures
To provide transparency about measures of Katy’s financial performance which management considers most relevant, the Company supplements the reporting of Katy’s consolidated financial information under GAAP with a non-GAAP financial measure, Free Cash Flow.  Free Cash Flow is defined by Katy as cash flow from operating activities less capital expenditures. A reconciliation of this non-GAAP measure to a comparable GAAP measure is provided in the “Statements of Cash Flows” accompanying this press release. This non-GAAP financial measure should be considered in addition to, and not as a substitute or superior to, the other measures of financial performance prepared in accordance with GAAP. Using only the non-GAAP financial measure to analyze the Company’s performance would have material limitations because its calculation is based on the subjective determinations of management regarding the nature and classification of events and circumstances that investors may find material.  Management compensates for these limitations by utilizing both the GAAP and non-GAAP measures reflected below to understand and analyze the results of its business. Katy believes this measure is nonetheless useful to management and investors in measuring cash generated that is available for repayment of debt obligations, investment in growth through acquisitions, new business development and stock repurchases.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  Forward-looking statements include all statements of the Company’s plans, beliefs or expectations with respect to future events or developments and often may be identified by such words or phrases as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “may,” “should,” “will,” “continue,” “is subject to,” or similar expressions.  These forward-looking statements are based on the opinions and beliefs of Katy’s management, as well as assumptions made by, and information currently available to, the Company’s management.  Additionally, the forward-looking statements are based on Katy’s current expectations and projections about future events and trends affecting the financial condition of its business.  The forward-looking statements are subject to risks and uncertainties that may lead to results that differ materially from those expressed in any forward-looking statement made by the Company or on its behalf.  These risks and uncertainties include, without limitation, conditions in the general economy and in the markets served by the Company, including changes in the demand for its products; success of any restructuring or cost control efforts; an increase in interest rates; competitive factors, such as price pressures and the potential emergence of rival technologies; interruptions of suppliers’ operations or other causes affecting availability of component materials or finished goods at reasonable prices; changes in product mix, costs and yields; labor issues at the Company’s facilities or those of its suppliers; legal claims or other regulator actions; and other risks identified from time to time in the Company’s filings with the SEC, including its Report on Form 10-K for the year ended December 31, 2009. Katy undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Katy Industries, Inc. is a diversified corporation focused on the manufacture, import and distribution of commercial cleaning products and consumer home products.

Company contact:
Katy Industries, Inc.
James W. Shaffer
(314) 656-4321

KATY INDUSTRIES, INC. SUMMARY OF OPERATIONS - UNAUDITED
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Net sales	$30,943	$30,816	$141,000	$141,196
Cost of goods sold	28,558	27,190	125,326	121,134
Gross profit	2,385	3,626	15,674	20,062
Selling, general and administrative expenses	4,337	6,096	20,764	25,914
Impairment of long-lived assets	-	118	-	118
Severance, restructuring and related charges	275	92	1,277	92
(Gain) loss on sale or disposal of assets	(27)	30	(216)	91
Operating loss	(2,200)	(2,710)	(6,151)	(6,153)
Interest expense	(385)	(292)	(1,639)	(1,165)
Other, net	(234)	582	2,232	705
Loss before income tax (provision) benefit	(2,819)	(2,420)	(5,558)	(6,613)
Income tax (provision) benefit	(10)	74	491	495
Net loss	$(2,829)	$(2,346)	$(5,067)	$(6,118)

Net loss per share of common stock:
Basic and diluted	$(0.36)	$(0.30)	$(0.64)	$(0.77)

Weighted average common shares outstanding:
Basic and diluted	7,951	7,951	7,951	7,951

Other Information:

LIFO adjustment (income) expense	$(377)	$(2)	$338	$(806)

KATY INDUSTRIES, INC. BALANCE SHEETS - UNAUDITED
(In thousands)

Assets	December 31,
Current assets:	2010	2009
Cash	$1,319	$747
Accounts receivable, net	13,541	12,831
Inventories, net	16,450	16,195
Other current assets	1,512	1,144
Total current assets	32,822	30,917

Other assets:
Goodwill	665	665
Intangibles, net	3,530	4,010
Other	3,160	2,830
Total other assets	7,355	7,505

Property and equipment	100,524	101,435
Less: accumulated depreciation	(77,807)	(73,417)
Property and equipment, net	22,717	28,018

Total assets	$62,894	$66,440

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$12,094	$10,476
Book overdraft	1,257	1,285
Accrued expenses	12,322	16,866
Current maturities of long-term debt	1,275	6,899
Revolving credit agreement	15,432	8,856
Total current liabilities	42,380	44,382

Long-term debt, less current maturities	6,169	-
Other liabilities	5,306	8,739
Total liabilities	53,855	53,121

Stockholders' equity:
Convertible preferred stock	108,256	108,256
Common stock	9,822	9,822
Additional paid-in capital	27,385	27,246
Accumulated other comprehensive loss	(1,405)	(2,053)
Accumulated deficit	(113,582)	(108,515)
Treasury stock	(21,437)	(21,437)
Total stockholders' equity	9,039	13,319

Total liabilities and stockholders' equity	$62,894	$66,440

KATY INDUSTRIES, INC. STATEMENTS OF CASH FLOWS - UNAUDITED
(In thousands)

	Year Ended December 31,
	2010	2009
Cash flows from operating activities:
Net loss	$(5,067)	$(6,118)
Depreciation and amortization	6,645	6,834
Write-off and amortization of debt issuance costs	470	382
Impairment of long-lived assets	-	118
Stock-based compensation	(66)	560
(Gain) loss on sale or disposal of assets	(216)	91
Gain on settlement of existing obligation	(2,100)	-
	(334)	1,867
Changes in operating assets and liabilities:
Accounts receivable	(673)	1,080
Inventories	(166)	3,792
Other assets	(428)	1,152
Accounts payable	1,584	78
Accrued expenses	(2,067)	(590)
Other	(3,126)	(2,284)
	(4,876)	3,228

Net cash (used in) provided by operating activities	(5,210)	5,095

Cash flows from investing activities:
Capital expenditures	(942)	(1,948)
Proceeds from sale of assets	351	3

Net cash used in investing activities	(591)	(1,945)

Cash flows from financing activities:
Net borrowings (repayments) on revolving loans	6,529	(365)
Decrease in book overdraft	(28)	(1,004)
Proceeds from term loans	8,182	-
Repayments of term loans	(7,637)	(1,529)
Direct costs associated with debt facilities	(775)	-

Net cash provided by (used in) financing activities	6,271	(2,898)

Effect of exchange rate changes on cash	102	(188)
Net increase in cash	572	64
Cash, beginning of period	747	683
Cash, end of period	$1,319	$747

Reconciliation of free cash flow to GAAP Results:

Net cash (used in) provided by operating activities	$(5,210)	$5,095
Capital expenditures	(942)	(1,948)
Free cash flow	$(6,152)	$3,147